Exhibit 4.3.2

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 1, 2020, SunCoke Energy Partners Finance Corp., a Delaware corporation (the “Issuer” or “Finance Corp.”), SunCoke Energy, Inc., a Delaware corporation (the “Parent Guarantor”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer, SunCoke Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of May 24, 2017, as supplemented by the First Supplemental Indenture thereto, dated as of August 5, 2019 (the “First Supplemental Indenture”) to add the Parent Guarantor (as so supplemented, the “Indenture”), providing for the issuance of 7.50% Senior Notes due 2025 (the “Notes”);
WHEREAS, on June 28, 2019, the Partnership completed a merger with SC Energy Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent Guarantor (“Merger Sub”), whereby Merger Sub merged with and into the Partnership, and the Partnership continued as the surviving entity and a wholly owned subsidiary of the Parent Guarantor (the “Simplification Transaction”);
WHEREAS, as a result of the Simplification Transaction, the partnership structure of the Partnership was no longer desirable in the conduct of the business of the Partnership and its Restricted Subsidiaries, taken as a whole;
WHEREAS, as permitted by Section 5.01 of the Indenture, on January 1, 2020, the Partnership completed a merger with the Issuer, whereby the Partnership merged with and into the Issuer, and the Issuer continued as the surviving entity;
WHEREAS, following the merger of the Partnership with the Issuer, the sole Issuer under the Indenture is organized as a corporation, and the General Partner was merged out of existence;
WHEREAS, as permitted by Section 10.04 and Section 4.14 of the Indenture, on January 1, 2020, each of Haverhill Cogeneration Company LLC, Gateway Cogeneration Company LLC and Middletown Cogeneration Company LLC, each a Guarantor and a Restricted Subsidiary (the “Merged Guarantors”), merged with and into its respective parent company, each of which is also a Guarantor and a Restricted Subsidiary, and the Issuer has delivered to the Trustee an Officers’ Certificate pursuant to Section 10.05 of the Indenture to the effect that such mergers have occurred and the Merged Guarantors have ceased to exist;

WHEREAS, in connection with the entry into the First Supplemental Indenture, the Issuer desires to clarify that, by guaranteeing the Notes on the terms set forth in the Indenture, the Parent Guarantor was not included within the defined term “Guarantors”; and
WHEREAS, pursuant to Section 9.01 of the Indenture the Trustee is authorized to enter into this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Issuer, the Parent Guarantor, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.MERGER OF ISSUERS. In connection with the merger of the Partnership with and into Finance Corp., Finance Corp. hereby assumes all the obligations of the Partnership under the Notes and becomes the sole Issuer under the Notes and the Indenture.
3.CLARIFICATION TO DEFINITION OF GUARANTORS. The definition of Guarantors under the Indenture does not include the Parent Guarantor. For the avoidance of doubt, the Parent Guarantor is not a Restricted Subsidiary of the Issuer and all Subsidiaries of the Parent Guarantor that are not Subsidiaries of the Issuer are not Restricted Subsidiaries of the Issuer.
4.AMENDMENTS TO INDENTURE. To clarify the terms of the Indenture following the merger of the Partnership with and into Finance Corp., which merger results in the sole Issuer under the Indenture being a corporation, the following amendments are hereby made to the Indenture:

a.	All references to the Partnership shall be deemed to refer to the Issuer, except to the extent that such references relate to historical agreements, events or circumstances, as context requires.

b.
References to the Board of Directors, any one or more officers, directors or employees, and the Voting Stock of the General Partner in the Indenture shall be deemed to refer to the Board of Directors of the Parent Guarantor, the applicable one or more officers, directors or employees, and the Voting Stock of the Issuer, as applicable.

c.
Parts (4) and (5) of the definition of “Change of Control” set forth in Section 1.01 of the Indenture are hereby deleted and removed in their entirety and “or” is hereby added to the end of part (2) of such definition.

d.	The definition of “Officers’ Certificate” set forth in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two of its Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer, that meets the requirements of Section 12.05 hereof.

e.	The definition of “Operating Surplus” set forth in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:
“Operating Surplus” means with respect to any period, on a cumulative basis and without duplication,
(a) the sum of (1) the operating surplus (used in this instance as defined in the Partnership Agreement as in effect on the 2013 Indenture Date) of the Partnership as of December 31, 2019, (2) all cash receipts of the Issuer and its Subsidiaries (or the Issuer’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on January 1, 2020 and ending on the last day of such period, excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedging Obligation of the Issuer or any of its Subsidiaries prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedging Obligation had it not been so terminated, (3) all cash receipts of the Issuer and its Subsidiaries (or the Issuer’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (4) the amount of cash distributions paid in respect of Equity Interests issued to finance all or a portion of the Expansion Capital Expenditures and paid in respect of the period beginning on the date that the Issuer or any of its Subsidiaries enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement is first put into commercial service by the Issuer or any of its Subsidiaries following completion of construction or acquisition, as applicable, and the date that it is abandoned or disposed of (Equity Interests issued to fund the construction period interest payments on debt incurred, or construction period distributions on Equity Interests issued, to finance the Expansion Capital Expenditures shall also be deemed to be Equity Interests issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (4)), less
(b) the sum of (1) Operating Expenditures for the period beginning on January 1, 2020 and ending on the last day of such period; (2) the amount of cash reserves established by the Issuer to provide funds for future Operating Expenditures; (3) all Working Capital Borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional Working Capital Borrowings; and (4) any cash loss realized on disposition of an Investment Capital Expenditure;
provided, however, that the Issuer’s estimates of disbursements made (including contributions to the Issuer or a Subsidiary of the Issuer or disbursements on behalf of the Issuer or a Subsidiary of the Issuer), the Issuer’s estimates of cash received, or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash or cash equivalents to be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Issuer so determines.
Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts. Customer payments that are paid no more than several days after their due date will be treated as paid on their due date.

f.	The following definitions are added to Section 1.01 the Indenture, in alphabetical order:
“Capital Improvement” means any (a) addition or improvement to the capital assets owned by the Issuer or any of its Subsidiaries or (b) acquisition of existing, or the construction of new, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or asset base of the Issuer and its Subsidiaries, on a consolidated basis, from the long-term operating capacity or asset base of the Issuer and its Subsidiaries, on a consolidated basis, existing immediately prior to such addition, improvement, acquisition or construction.
“Estimated Replacement Capital Expenditures” means an estimate made in good faith by the Issuer of the average quarterly Replacement Capital Expenditures that the Issuer will need to incur over the long term for Replacement Capital Assets existing at the time the estimate is made. The Issuer will be permitted to make such estimate in any manner it determines reasonable.
“Expansion Capital Expenditures” means cash expenditures for Capital Improvements, and shall not include Ongoing Capital Expenditures or Replacement Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on Equity Interests issued to finance all or any portion of the construction of a Capital Improvement and paid in respect of the period beginning on the date that the Issuer or any of its Subsidiaries enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (1) the date that such Capital Improvement is first put into commercial service by the Issuer or any of its Subsidiaries following completion of construction or acquisition, as applicable and (2) the date that such Capital Improvement is abandoned or disposed of. Debt incurred to pay or Equity Interests issued to fund the construction period interest payments, or such construction period distributions on Equity Interests, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Issuer shall determine the allocation between the amounts paid for each.
“Interim Capital Transactions” means the following transactions: (1) borrowings, refinancings or refundings of Indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by the Issuer or any of its Subsidiaries and sales of debt securities of the Issuer or any of its Subsidiaries; (2) sales of Equity Interests of the Issuer or any of its Subsidiaries; (3) sales or other voluntary or involuntary dispositions of any assets of the Issuer or any of its Subsidiaries other than (a) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (b) sales or other dispositions of assets as part of normal retirements or replacements; and (4) capital contributions received.
“Investment Capital Expenditures” means capital expenditures other than Ongoing Capital Expenditures, Replacement Capital Expenditures and Expansion Capital Expenditures.
“Ongoing Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by the Issuer or any of its Subsidiaries or for the acquisition of existing, or the construction of new, capital assets) if such expenditures are made to maintain the operating capacity of the existing assets of the Issuer or any of its Subsidiaries or to extend the useful life of such assets. Ongoing Capital Expenditures shall also include expenditures for the acquisition of new equipment that improves the efficiency, reliability or effectiveness of the existing assets of the Issuer or any of its Subsidiaries. Ongoing Capital Expenditures shall not include (a) normal repairs and maintenance, which are expensed as incurred or (b) Replacement Capital Expenditures.
“Operating Expenditures” means all cash expenditures of the Issuer or any of its Subsidiaries (or the Issuer’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursement of expenses of the Parent Guarantor and its Affiliates, payments made in the ordinary course of business under any Hedging Obligations of the Issuer or any of its Subsidiaries, officer compensation, repayment of Working Capital Borrowings, debt service payments, Ongoing Capital Expenditures and Estimated Replacement Capital Expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(3) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;
(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on Indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;
(c) Operating Expenditures shall not include (1) Expansion Capital Expenditures, (2) actual Replacement Capital Expenditures, (3) Investment Capital Expenditures, (4) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (5) distributions on Capital Stock of the Issuer, or (6) repurchases of Capital Stock of the Issuer. Where capital expenditures are made in part for actual Replacement Capital Expenditures and in part for other purposes, the Issuer shall determine the allocation between the amounts paid for each; and
(d) (1) payments made in connection with the initial purchase of any Hedging Obligation of the Issuer or any of its Subsidiaries shall be amortized over the life of such Hedging Obligation and (2) payments made in connection with the termination of any Hedging Obligation of the Issuer or any of its Subsidiaries prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedging Obligation had it not been so terminated.
“Replacement Capital Asset” means any acquisition of existing or the construction of a new facility or other major capital asset by the Issuer or any of its Subsidiaries, in each case if such acquisition or construction is made to replace or rebuild a facility or other major capital asset of the Issuer or any of its Subsidiaries at the end of its working life.
“Replacement Capital Expenditures” means cash expenditures for Replacement Capital Assets. Replacement Capital Expenditures shall include interest (and related fees) on debt incurred and distributions in respect of equity issued, in each case, to finance all or a portion of the construction of a Replacement Capital Asset and paid in respect of the period beginning on the date that the Issuer or any of its Subsidiaries enters into a binding obligation to commence constructing a Replacement Capital Asset and ending on the earlier to occur of the date that such Replacement Capital Asset is first put into commercial service by the Issuer or any of its Subsidiaries following completion of construction or acquisition, as applicable, and the date that such Replacement Capital Asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Replacement Capital Asset shall be deemed to be distributions paid on equity issued to finance the construction of a Replacement Capital Asset.
“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions on Capital Stock, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

g.	Section 4.07(b)(9) is hereby deleted in its entirety and replaced with the following:
(9)    payments to the Parent Guarantor constituting reimbursements for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Issuer or any of its Subsidiaries (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the Parent Guarantor), to perform services for the Issuer or any of its Subsidiaries or for the Parent Guarantor or its Affiliates in conducting, directing or managing the activities of the Issuer and its Subsidiaries), and (ii) all other expenses allocable to the Issuer and its Subsidiaries or otherwise incurred by the Parent Guarantor in connection with operating the business of the Issuer and its Subsidiaries (including expenses allocated to the Parent Guarantor by its Affiliates). The Parent Guarantor shall determine in good faith the expenses that are allocable to the Parent Guarantor or the Issuer or any of its Subsidiaries.

h.	Section 4.11(a)(2) is hereby deleted in its entirety and replaced with the following:
(2) the Partnership delivers to the Trustee:
(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the Parent Guarantor set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the Board of Directors of the Parent Guarantor; and
(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a copy of an opinion addressed to the Issuer or the Board of Directors of the Parent Guarantor as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

i.	Section 4.11(b) is hereby amended to remove the period at the end of Section 4.11(b)(14) and add the following at the end of such Section:
; and
(15)    payments made to reimburse the Parent Guarantor or any of its Affiliates for (i) all direct costs and expenses incurred and payments made by the Parent Guarantor or any of its Affiliates on behalf of the Issuer or any of its Subsidiaries and (ii) costs and expenses incurred by Parent Guarantor or any of its Affiliates that are allocated to the Issuer or any of its Subsidiaries, including but not limited to:
(A) salaries of employees of the Parent Guarantor or any of its Affiliates;
(B) the cost of employee benefits relating to employees of the Parent Guarantor or any of its Affiliates, including 401(k), pension, bonuses and health insurance benefits;
(C) any expenses incurred or payments made by the Parent Guarantor or any of its Affiliates for insurance coverage with respect to the assets of the Issuer or any of its Subsidiaries or the business of the Issuer and its Subsidiaries; and
(D) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the general and administrative services provided by the Parent Guarantor or any of its Affiliates to the Issuer or any of its Subsidiaries.

j.	The second paragraph of Section 4.13 is hereby deleted and removed in its entirety.

k.	The first clause of Section 5.01(a)(4) is hereby deleted and removed in its entirety, resulting in the first word of such Section being “immediately.”
5.RELEASE OF GUARANTEES OF MERGED GUARANTORS. The Merged Guarantors are hereby released from their obligations under their respective Note Guarantees.
6.RATIFICATION OF INDENTURE. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
7.NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

8.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
9.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
10.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recital contained herein, all of which recitals are made solely by the Issuer, the Parent Guarantor and the other Guarantors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUER: SUNCOKE ENERGY PARTNERS FINANCE CORP.
By:	/s/Fay West
Name: Fay West
Title: President

PARENT GUARANTOR: SUNCOKE ENERGY, INC.
By:	/s/Fay West
Name: Fay West
Title: Senior Vice President & Chief Financial Officer

GUARANTORS:
CEREDO LIQUID TERMINAL, LLC
CMT LIQUIDS TERMINAL, LLC
GATEWAY ENERGY & COKE COMPANY, LLC
HAVERHILL COKE COMPANY LLC
KANAWHA RIVER TERMINALS, LLC
MIDDLETOWN COKE COMPANY, LLC
RAVEN ENERGY LLC
SUNCOKE LAKE TERMINAL LLC
SUNCOKE LOGISTICS LLC

By:	/s/Fay West
Name: Fay West
Title: Senior Vice President

FF FARM HOLDINGS LLC MARIGOLD DOCK, INC.
By:	/s/Allison S. Lausas
Name: Allison S. Lausas
Title: Vice President, Controller & Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., As Trustee
By:	/s/Robert W. Hardy
Name: Robert W. Hardy
Title: Vice President